Exhibit 10.19

Loan Agreement

(English Summary)

Date of Signing	Dec 30, 2009

Parties to Contract	Hangzhou Shengming as Borrower and Xiaoshan Branch of Agriculture Bank of China as Lender

Principal Amount	RMB 1 million

Interest Rate	With annual rate at 4.374%, with a quarterly adjustment according to the People’s Bank of China.

Interest Calculation	From the day the loan is actually borrowed, Interest is calculated as follows:
Interest=Amount actually borrowed*Days borrowed*Daily interest rate
Daily interest rate=4.374%/360

Payment of Interest	monthly payment

Drawdown	One time drawdown on Dec 30, 2009

Term	6 months from the drawdown

Loan Use	Daily operation cash flow

Guarantee	SD Group acting as guarantor for the loan under a maximum debt guarantee (No. 33905200900065944)

Undertaking	We list below some material undertakings:

                   Without prior written consent of the lender, The Borrower shall not provide guarantee or pledge its main assets to any third party in a manner that may affect its repayment capacity under the loan agreement .

Breach of the contract and settlement	1.

Where the Lender fails to issue the Loan to the Borrower timely and fully, and causes the Borrower loss, the Lender shall pay liquidated damages to the Borrower according to the default amount and days delayed. The liquidated damages calculating method shall be the same as of that calculating the delayed interest.

	2.

Where the Borrower fails to timely repay the principal hereunder, the Lender is entitled to calculated and collect default interest against the due principal based on a rate 50% above the interest rate set above from the expiration date till the date on which the principal and interest are paid off. During the overdue period in the case where the People’s Bank of China increases the benchmark interest rate, the default interest rate shall be increased correspondingly.

	3.

Should the Borrower fails to use the Loan according to the purpose as stated in the Agreement, the Lender shall have rights to collect default interest against the misappropriated principal based on days of the misappropriation at a rate of 100% above the rate stipulated in this Agreement until the principal and interest are paid off. During this period in the case where the People’s Bank of China increases the benchmark interest rate, the default interest rate shall be increased correspondingly.

	4.	The Lender is entitled to collect compound interest against the outstanding interest according to the regulations of the People’s Bank of China.

	5.

In case where the Borrower violates its obligation under this Agreement, the Lender is entitled to request the Borrower to make correction by the deadline set by the Lender, cease issuing the Loan, retract the Loan issued in advance, and declare other loan under other loan agreements between the Lender and the Borrower due, or take other asset protection measures.

	6.

Should any guarantor under this Agreement fails to fulfill its obligation under the guarantee agreement, the Lender is entitled to cease issuing the Loan, retract the Loan issued, retract the issued Loan in advance, or take other asset protection measures.

	7.

The Borrower shall bear the attorney’s fee, transportation and other expense to realize payment of the indebtedness if the Borrower’s breach of agreement results in the Lender’s adoption of lawsuit or arbitration to obtain the payment of the indebtedness.

Dispute Resolution	Competent court in PRC